Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-115712, and 333-104017) on Form S-8 and the registration statement (No. 333-163588) on Form S-3 of Macy’s Inc. and Subsidiaries (“Macy’s, Inc.”) of our report dated March 30, 2011, with respect to the consolidated balance sheets of Macy’s, Inc. as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended January 29, 2011, and the effectiveness of internal control over financial reporting as of January 29, 2011, which report appears in the January 29, 2011 annual report on Form 10-K of Macy’s, Inc..

/s/ KPMG LLP

Cincinnati, Ohio
March 30, 2011